Exhibit 99.2

Shift Technologies and Insurance Acquisition Corp. Combine to Bring to the Public Markets the Newest Pure-Play in the Used Car Auto Ecommerce Market

● The newly combined company will be listed on NASDAQ under a new ticker symbol

● Transaction includes commitments for a $185 million private capital raise at $10 per share anchored by institutional investors

● Shift to use proceeds to invest in multiple growth initiatives and support working capital

● Pro forma implied market capitalization of the combined entity is approximately $730 million

SAN FRANCISCO, June 29, 2020 —Shift Technologies Inc. (“Shift”), an e-commerce platform on a mission to make car-buying convenient, fair, and accessible for everyone, and Insurance Acquisition Corp. (Nasdaq: INSU), a publicly traded special purpose acquisition company, today announced they have entered into a definitive merger agreement whereby Shift will combine with Insurance Acquisition Corp. In connection with the closing of the transaction, Insurance Acquisition Corp. intends to change its name to Shift Technologies, Inc. and remain NASDAQ-listed under a new ticker symbol. The transaction is expected to close in the third quarter of 2020.

Daniel Cohen, Chairman of the Board of Directors of Insurance Acquisition Corp. commented, “We are excited to partner with Shift and its world-class management team as it leverages its technology platform to disrupt the $840+ billion used car market. With its tremendous, ongoing success in its core markets, we believe that this merger and its accompanying capital infusion will enable Shift to expand its product offerings and execute on its growth strategies.”

George Arison, Shift Co-CEO, said, “Shift’s mission is to make car purchase and ownership simple. Merging with Insurance Acquisition Corp. is the next step in our evolution and will enhance our ability to scale our operations as we continue to deliver one of the industry’s broadest selections of used cars via our powerful technology platform. We look forward to partnering in a transaction that provides an efficient path for a successful transformation to a public company.”

Toby Russell, Shift Co-CEO added, “Our high net promoter score demonstrates our success in delivering a simple, satisfying car buying experience for consumers, and our strong market penetration in our core markets demonstrates our ability to effectively scale the business. We operate in a massive market and we believe that there is a significant opportunity to continue to rapidly grow our business. We are actively pursuing our growth initiatives as we execute on our vision.”

Following the close of the transaction, Shift’s highly experienced management team will continue to operate the combined company.

Shift Highlights

Shift has built a leading automotive e-commerce company powered by a unique technology platform that delivers a comprehensive and seamless car ownership experience. Shift allows its customers to buy, sell and finance cars in a simple, quick and enjoyable process. Combining both a “buy it now” option for customers to purchase a vehicle sight unseen with its unique concierge service, that allows customers to request a test drive at their home or work, as well as proprietary point-of-sale software, Shift enables the discovery, test drive, purchase and financing of pre-owned vehicles to consumers without visiting a physical place of business. Leveraging its five regional reconditioning centers and highly efficient consumer purchasing offering, Shift is able to address the entire spectrum of used cars, regardless of sales price, and do so with compelling unit economics.

Additional areas where Shift is focused, as it builds a leading automotive e-commerce platform to the sale, purchase and financing of used cars, include:

● Shift’s differentiated strategy focuses on the largest segments of the highly-fragmented used car market, offering one of the broadest spectrums of used car inventory, including Value segment offerings.

● Shift is the only automotive e-commerce platform to leverage a patented system and method for managing on-demand test drives.

● By targeting urban, densely populated markets, Shift has used machine learning and a “speed to lead” sales approach to grow its market penetration to over 4% in its top-performing cities within the San Francisco market. With current operations in five markets, which together account for 8% of the U.S. population, Shift has a significant runway for continued expansion.

● 6.1% gross margin in 2019 demonstrates strong unit economics driven by high-margin vehicle acquisition channels, optimized inventory mix and ancillary product offerings, combined with streamlined inventory onboarding, low fulfillment and reconditioning costs, and centralized software.

○ 90%+ of Shift’s inventory is sourced from consumers and partners, driving industry leading margins and low customer acquisition cost.

○ Data-driven vehicle evaluations ensure acquisition of the right inventory at the right time reducing days to sale.

Additional information about Shift’s operations can be found at www.shift.com. In addition, information about Shift’s operations and financial performance is contained in the investor presentation (the “Investor Presentation”) furnished today by Insurance Acquisition Corp. via a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”), which can be viewed at the SEC website at www.sec.gov.

Transaction Overview

Insurance Acquisition Corp. will combine with Shift for aggregate consideration of approximately $380 million in Insurance Acquisition Corp. Class A common stock, plus an additional 6 million shares of Class A common stock that will be earned if the combined company achieves certain price targets over time. In connection with the transaction, institutional investors, including Fidelity Management & Research Company, LLC and ArrowMark Partners, have committed to a $185 million private purchase of Insurance Acquisition Corp. Class A common stock that will close concurrently with the business combination. Insurance Acquisition Corp. has committed to register these private shares shortly following the closing of the combination. The combined company will retain up to $300 million of cash following the transaction, which will be used to support working capital and fund growth.

The boards of directors of both Insurance Acquisition Corp. and Shift unanimously approved the transaction. The proposed transaction is expected to be completed in the third quarter of 2020, pending stockholder approval of both Insurance Acquisition Corp. and Shift, and is subject to customary regulatory and other closing conditions.

Advisors

Wells Fargo is acting as exclusive financial advisor to Shift and the Sole Placement Agent to Insurance Acquisition Corp. Cantor Fitzgerald, Wells Fargo, William Blair and Northland Capital Markets are acting jointly as Capital Markets Advisors. Jenner & Block is acting as legal advisor to Shift. Morgan, Lewis & Bockius is acting as legal advisor to Insurance Acquisition Corp. The Blueshirt Group is acting as investor relations and public relations advisor to Shift. Latham & Watkins is acting counsel to the Placement Agent for this transaction. O’Melveny & Myers is acting as counsel to Shift’s stockholders.

Investor Conference Call

Today, June 29, 2020 at 8:00 a.m. ET, Shift and Insurance Acquisition Corp. will host a joint investor conference call to discuss the proposed transaction and review an investor presentation, which will be filed with the SEC as an exhibit to a Current Report on Form 8-K prior to the call, available on the SEC website at www.sec.gov.

To listen to the prepared remarks, dial 888-203-1112, passcode: 8051299 through end of day on July 3, 2020. A transcript of the call will also be made available on the SEC website at www.SEC.gov.

About Shift

Shift is an e-commerce platform on a mission to make car-buying convenient, fair, and accessible for everyone. With instant quotes and at-home pickup, Shift saves sellers time and money. Buyers have access to Shift’s bookable at-home test drives and white glove service. Shift’s 150+-point inspection and seven-day return guarantee help consumers buy and sell with confidence. Since raising its Series A in 2014 co-led by Emily Melton (Threshold, formerly DFJ) and Manish Patel (Highland Capital), Shift has raised equity from investors including Alliance Ventures, BMW iVentures, certain funds managed by Goldman Sachs Asset Management L.P., G2VP, DCM, Lithia and others. For more information please visit https://shift.com/.

About Insurance Acquisition Corp.

Insurance Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination. Insurance Acquisition Corp. raised $150.6M in its initial public offering in March 2018. The company’s securities are quoted on the NASDAQ stock exchange under the ticker symbols INSU, INSUW and INSUU.

Caution Regarding Forward Looking Statements

This document includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward looking statements include estimated financial information. Such forward looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of Insurance Acquisition Corp., Shift Technologies, Inc. or the combined company after completion of the business combination are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements. These factors include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Agreement and Plan of Merger and the proposed business combination contemplated thereby; (2) the inability to complete the transactions contemplated by the Agreement and Plan of Merger due to the failure to obtain approval of the stockholders of Insurance Acquisition Corp. or other conditions to closing in the Agreement and Plan of Merger; (3) the ability to meet Nasdaq’s listing standards following the consummation of the transactions contemplated by the Agreement and Plan of Merger; (4) the risk that the proposed transaction disrupts current plans and operations of Shift Technologies, Inc. as a result of the announcement and consummation of the transactions described herein; (5) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (6) costs related to the proposed business combination; (7) changes in applicable laws or regulations; (8) the possibility that Shift Technologies, Inc. may be adversely affected by other economic, business, and/or competitive factors; and (9) other risks and uncertainties indicated from time to time in other documents filed or to be filed with the Securities and Exchange Commission (“SEC”) by Insurance Acquisition Corp. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Insurance Acquisition Corp. and Shift Technologies, Inc. undertake no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Additional Information

In connection with the proposed business combination between Shift Technologies, Inc. and Insurance Acquisition Corp., Insurance Acquisition Corp. intends to file with the SEC a preliminary proxy statement / prospectus and will mail a definitive proxy statement / prospectus and other relevant documentation to Insurance Acquisition Corp. stockholders. This document does not contain all the information that should be considered concerning the proposed business combination. It is not intended to form the basis of any investment decision or any other decision in respect to the proposed business combination. Insurance Acquisition Corp. stockholders and other interested persons are advised to read, when available, the preliminary proxy statement / prospectus and any amendments thereto, and the definitive proxy statement / prospectus in connection with Insurance Acquisition Corp.’s solicitation of proxies for the special meeting to be held to approve the transactions contemplated by the proposed business combination because these materials will contain important information about Shift Technologies, Inc., Insurance Acquisition Corp. and the proposed transactions. The definitive proxy statement / prospectus will be mailed to Insurance Acquisition Corp. stockholders as of a record date to be established for voting on the proposed business combination when it becomes available. Stockholders will also be able to obtain a copy of the preliminary proxy statement / prospectus and the definitive proxy statement / prospectus once they are available, without charge, at the SEC’s website at http://sec.gov or by directing a request to: Joe Pooler, Chief Accounting Officer, Insurance Acquisition Corp., 2929 Arch Street, Suite 1703, Philadelphia, Pennsylvania 19104.

This document shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed business combination.

Participants in the Solicitation

Insurance Acquisition Corp. and its directors and officers may be deemed participants in the solicitation of proxies of Insurance Acquisition Corp. stockholders in connection with the proposed business combination. Insurance Acquisition Corp. stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of Insurance Acquisition Corp. in Insurance Acquisition Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Insurance Acquisition Corp. stockholders in connection with the proposed transaction will be set forth in the proxy statement / prospectus for the transaction when available. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transaction will be included in the proxy statement / prospectus that Insurance Acquisition Corp. intends to file with the SEC.

Investor Relations:

Mark Roberts, Blueshirt Capital Markets

mark@blueshirtgroup.com

Media Contact:

Jeff Fox, The Blueshirt Group

jeff@blueshirtgroup.com

415-828-8298